TERMINATION AGREEMENT

This Termination Agreement, dated as of 18 June 2012 (the “Effective Date”), is by and between

(1) EPICEPT CORPORATION, a corporation organized under the laws of the State of Delaware, USA and having its principal offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591, USA (“Corp”);

(2) EPICEPT GMBH, a corporation organized under the laws of Germany and having its principal place of business at Gothestrasse 4, 80336 Munich Germany (“GmbH”); and

(3) MEDA AB, a company organized under the laws of Sweden and having its principal offices at Pipers Väg, Box 906, SE-170 09, Solna, Sweden (“MEDA”);

(4) MEDA PHARMA GMBH & CO. KG, a company organized under the laws of Germany and having its principal place of business at Benzstraße 1, 61352 Bad Homburg v.d.H., Germany (“Meda GmbH”),

(referred to herein each as a “Party” and, collectively, as the “Parties”).

Background

A. Whereas Corp, GmbH and MEDA are signatories to the License and Supply Agreement dated 8 January 2010 (the “License Agreement”);

B. Whereas Corp and MEDA are signatories to the Supply Agreement dated 29 March 2010 (the “Supply Agreement”);

C. Whereas Corp, MEDA and Meda GmbH are signatories to the Quality Assurance Agreement dated 29 March 2010 (the “Quality Assurance Agreement”);

D. Whereas MEDA and SARL (as defined below) are acquiring certain assets relating to Ceplene (as defined below) from Corp and GmbH, the Parties agree that the License Agreement, the Supply Agreement and the Quality Assurance Agreement shall be terminated on 18 June 2012;

E. Whereas as a result thereof the Parties have agreed to enter into this mutual release and termination of all of their respective past, future and outstanding obligations under the License Agreement, the Supply Agreement and the Quality Assurance Agreement, as applicable.

NOW THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

“Affiliate” means in relation to a Party, a company or entity, which directly or indirectly controls, or is controlled by, or is under common control with, as the case may be, the relevant Party. For this purpose, “control” means the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a legal entity. “Controls”, “controlled by” and other derivatives shall be construed accordingly.

“Agreement” means this Agreement and any Schedules hereto.

“Asset Purchase Agreement” means the agreement between Corp, GmbH, MEDA and Meda Pharma Sarl (“SARL”) dated 18 June 2012 in relation to the purchase by MEDA and SARL of certain rights to Ceplene® in the Territory (as defined in the asset purchase agreement) from Corp and GmbH.

“Ceplene” means any chemical composition comprising or containing histamine dihydrochloride (2-(3H-imidazol-4-yl)ethylnamine dihydrochloride).

“Cooperation Agreement” means the agreement between Corp, GmbH and MEDA dated 18 June 2012 in relation to the cooperation of the parties to give effect to the provisions of the Asset Purchase Agreement, in particular through the provision by Corp and GmbH of the transitional services as set out in the agreement.

“Information” shall mean tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results, descriptions and compositions of matter.

2.	INTERPRETATION

2.1	References in this Agreement to any gender shall include references to all genders.

2.2	Unless the context otherwise requires, references in the singular include references in the plural and vice versa.

2.3	References to a Party to this Agreement or to other agreements described herein means those persons executing such agreements.

2.4	The words “include”, “including”, “includes” or “in particular” shall be deemed to be followed by the phrase “without limitation” or the phrase “but not limited to” in all places where such words appear in this Agreement.

2.5	This Agreement is the joint drafting product of EpiCept and Meda and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

3.	TERMINATION

3.1	With effect from the Effective Date, each of the parties to the Licence Agreement agrees that the Licence Agreement shall be unconditionally and irrevocably terminated without further act, in its entirety. The Licence Agreement shall be of no further force or effect whatsoever without any liability to any party thereto. Each of the parties to the Licence Agreement shall be released accordingly from any and all liabilities and obligations thereunder. This includes any and all claims which are not contemplated (whether on the facts or on the law) or known to the parties at the date of this Agreement and includes, but is not limited to, claims for interest and costs. The parties agree that any outstanding obligations under the License Agreement (whether accrued or of a future nature) shall be hereby terminated, released and waived.

3.2	With effect from the Effective Date, each of the parties to the Supply Agreement agrees that the Supply Agreement shall be unconditionally and irrevocably terminated without further act, in its entirety. The Supply Agreement shall be of no further force or effect whatsoever without any liability to any party thereto. Each of the parties to the Supply Agreement shall be released accordingly from any and all liabilities and obligations thereunder. This includes any and all claims which are not contemplated (whether on the facts or on the law) or known to the parties at the date of this Agreement and includes, but is not limited to, claims for interest and costs. The parties agree that any outstanding obligations under the Supply Agreement (whether accrued or of a future nature) shall be hereby terminated, released and waived.

3.3	With effect from the Effective Date, each of the parties to the Quality Assurance Agreement agrees that the Quality Assurance Agreement shall be unconditionally and irrevocably terminated without further act, in its entirety. The Quality Assurance Agreement shall be of no further force or effect whatsoever without any liability to any party thereto. Each of the parties to the Quality Assurance Agreement shall be released accordingly from any and all liabilities and obligations thereunder. This includes any and all claims which are not contemplated (whether on the facts or on the law) or known to the parties at the date of this Agreement and includes, but is not limited to, claims for interest and costs. The parties agree that any outstanding obligations under the Quality Assurance Agreement (whether accrued or of a future nature) shall be hereby terminated, released and waived.

3.4	Each of the Parties hereby agrees to do all such things and to enter into and execute all such additional deeds, documents, memoranda, agreements or instruments as may be reasonably necessary to give effect to the discharges and releases effected by this Agreement.

4.	RELEASE OF CLAIMS

4.1	The Parties agree that all outstanding claims, counterclaims and causes of action, rights, demands and set-offs, of whatsoever nature and kind, whether past, present or future (whether presently known or unknown), including interests and costs, arising in any manner whatsoever out of the License Agreement, the Supply Agreement and the Quality Assurance Agreement are, without any admissions, whether of liability, obligation, fact or of any nature or kind whatsoever, hereby fully and finally settled, irrevocably released, waived and abandoned, to be replaced by the rights arising under this Agreement and the terms of this Agreement shall be in full and final settlement of all such claims and causes of action.

4.2	The Parties themselves, their successors, assigns and Affiliates undertake that they:

4.2.1	will not, apart for the purposes of enforcing this Agreement, make, bring, pursue, voluntarily aid in any way, commence or prosecute or cause to be commenced or prosecuted, any claim, action, suits or any further proceedings in respect of claims against each other, their Affiliates, or the officers, directors, agents, contractors or employees thereof (whether direct or indirect) in respect of or relating to or arising from or in connection with the License Agreement and/or the Supply Agreement and/or the Quality Assurance Agreement and/or any other matters related to arising out of or in connection therewith, in any jurisdiction or forum; and

4.2.2	will ensure that none of their Affiliates or the officers, directors, agents, contractors or employees thereof (whether direct or indirect) will make claims against each other in respect of or relating to or arising from or in connection with the License Agreement and/or the Supply Agreement and/or the Quality Assurance Agreement.

5.	COSTS

5.1	Each Party shall bear its own legal and own other costs, charges and expenses in connection with the negotiation, preparation and implementation of this Agreement.

6.	REPRESENTATION AND WARRANTIES

6.1	Each Party warrants and represents that it has not sold, transferred, assigned or otherwise disposed of its interest in any of the claims being released pursuant to clause 4 of this Agreement.

6.2	Each Party warrants and represents to each other Party that it has the full right, power and authority to execute, deliver and perform this Agreement.

7.	NO ADMISSION

7.1	This Agreement is not, and shall not, be construed by the Parties as an admission of liability or wrongdoing on the part of any Party or any other person or entity.

8.	CONFIDENTIALITY

8.1	The terms and conditions of this Agreement and all Information of a confidential nature whether oral or written or in any form, obtained from any Party in relation to this Agreement, the License Agreement, the Supply Agreement or the Quality Assurance Agreement (whether before or after the date of this Agreement), shall be governed by the provisions of clause 7 (Confidentiality) of the Cooperation Agreement.

9.	PUBLICITY

9.1	No Party shall use the name of the other Parties (including each Party’s Affiliates) for promotional purposes without the prior written consent of the entity whose name is proposed to be used. No news release, publicity or other public announcement, except for publication otherwise in accordance with the terms of this Agreement, either written or oral, regarding this Agreement shall be made by any Party without the prior written consent of the entity whose name is proposed to be used.

9.2	The provisions in clauses 8 and 9 will not apply to that part of the Confidential Information, which the receiving party is able to demonstrate by documentary evidence:

9.2.1	was fully in possession of the receiving party prior to receipt from the disclosing party and was not acquired directly or indirectly from the disclosing party or any of its representatives;

9.2.2	was in the public domain at the time of receipt from the disclosing party; or becomes part of the public domain through no fault of the receiving party or any of its representatives;

9.2.3	is lawfully received by the receiving party on a non-confidential basis from a third party having a right of further disclosure;

9.2.4	is developed by the receiving party without reference to the disclosing party’s Confidential Information; or

9.2.5	is required by any applicable laws or regulatory body to be disclosed, provided that the party required to make the disclosure provides prior written notice of such disclosure to the other party, to the extent legally permissible, and limits disclosure to that portion of the Confidential Information which it is legally required to disclose.

10.	NOTICES

10.1	Any notice or other communication from one Party to each other Party which is required or permitted to be made by the provisions of this Agreement shall be conducted in accordance with clause 8.4 of the Cooperation Agreement.

11.	ASSIGNMENT

11.1	This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, provided however, that:

11.1.1	MEDA may assign this Agreement to any Affiliate of MEDA; and

11.1.2	Any Party may assign the benefit and burden of this Agreement to any acquiror of all or substantially all of the business or assets to which this Agreement relates if such acquiror confirms and acknowledges the obligations of the assigning Party under this Agreement.

Any attempted assignment in contravention with the foregoing shall be void. This Agreement shall be binding on and inure to the benefit of the Parties hereto, their successors and any permitted assigns.

12.	SEVERABILITY

12.1	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

13.	NO WAIVER

13.1	The failure by any Party to exercise any right under, or to object to the breach by any other Party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such Party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement. Any consent granted pursuant to this Agreement shall be in writing, executed by the person authorized by the consenting Party to receive notices, and shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

14.	ENTIRE AGREEMENT; AMENDMENTS

14.1	This Agreement constitutes the entire understanding among the Parties hereto with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by the Parties. Each of the Parties recognizes that the liability and remedy provisions of this Agreement are material to the Agreement and have been bargained for and are reflected in the mutual promises and agreements set forth in the Agreement.

15.	GOVERNING LAW

15.1	This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with Clauses 8.7 through 8.11 of the Collaboration Agreement.

16.	CONTINUED PERFORMANCE

16.1	The Parties agree to continue performing under the Agreement in accordance with its provisions, pending the final resolution of any dispute.

17.	COUNTERPARTS

17.1	This Agreement may be executed in two or more counterparts, each of which shall be deemed original, but such counterparts shall together constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first above written.

EPICEPT CORPORATION

By:
Name:
Title:

EPICEPT GMBH

By:
Name:
Title:

MEDA AB

By:
Name:
Title:

MEDA PHARMA GMBH & CO. KG

By:
Name:
Title: